Exhibit 10.20

NEUROSIGMA, INC.

EMPLOYEE

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

This Confidential Information and Invention Assignment Agreement (“Agreement”) is made as of the date set forth on the signature page below between NeuroSigma, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and Christopher DeGiorgio, M.D. (hereinafter referred to as “Employee”). Employee hereby agrees: As a condition of my employment with the Company, and in consideration of (i) my employment with the Company on a going forward basis, (ii) my receipt of the compensation now and hereafter paid to me by the Company, (iii) other good and valuable consideration from the Company the receipt and sufficiency of which I hereby acknowledge, I agree to the following:

I.	UCLA.

The Parties to this Agreement hereby recognize and agree that Employee is concurrently employed with UCLA, and that he is bound by UCLA’s Patent Acknowledgment executed by Employee and to the University of California Patent Policy effective October 1, 1997 (“UCLA Patent Policies”). As such. the Company agrees that Employee’s obligations under the UCLA Patent Policies will govern assignment of relevant inventions for which UCLA would be entitled under the terms of the UCLA Patent Policies and for which UCLA claims ownership and/or assignment. As such, to the extent the UCLA Patent Policies do not require assignment to UCLA or UCLA does not claim ownership or assignment, all other inventions (as defined herein) will be governed by the terms of this Agreement.

II.	Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists, joint development partners, suppliers, service providers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, ideas, discoveries, techniques, know-how, methods, apparatus, product, device, composition, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information that has been or is disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or that has been or is conceived or developed by me during my employment with the Company. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary to in carrying out any work for the Company consistent with the Company’s agreement with such third party.

III.	Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to or outside the context of my employment with the Company (collectively referred to as “Prior Inventions”), that belong to me, that relate to the Company’s proposed business, products or research and development, and that are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive royalty fee, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine, except as set forth herein. In the event a Prior Invention is assigned to UCLA or if I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest and it would fall within the UCLA Patent Policies, and for which UCLA claims ownership, this section will not apply.

B. Assignment of Inventions. Promptly following my creation or discovery of any invention, original work of authorship, development, concept, improvement or trade secret, whether or not patentable or registrable under copyright or similar laws, that I solely or jointly may conceive or develop or reduce to practice, or previously have conceived or developed or reduced to practices, during the period of my employment with the Company (collectively referred to as “Inventions”), I agree to promptly make full written disclosure regarding such Invention to the Company’s management. Except as to any Invention that would fall within the UCLA Patent Policies, and is claimed as an Invention assignable to UCLA, I will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all such Inventions (hereinafter referred to as the “Assigned Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (including, without limitation, my employment with the Company to date) and that are protectible by copyright, with the exception of such work that would fall within the UCLA Patent Policies, and is claimed as work assignable to UCLA, are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent such copyrighted works are not by law “works for hire” I hereby assign my entire right, title and interest in them to the Company, except where the UCLA Patent Policies would require assignment to UCLA, and such assignment is claimed by UCLA.

C. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term and within the scope of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

D. Patent and Copyright Restrictions. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to assure the Company’s rights in and to the Assigned Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for an obtain such rights, title and interest in and to such Assigned Inventions, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instruments or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the production and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

E. Exceptions in Assignments. Notwithstanding any provision hereof, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that is not an Assigned Invention. In the event an Assigned Invention qualifies fully under the provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit B, I hereby agree to waive my rights under said Section and hereby acknowledge receipt of good and sufficient consideration in return for such waiver. I agree to promptly advise the Company in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.

F. Time of Invention; Presumption. I agree that for the purposes of this Agreement, an Invention is deemed to have been made during the term of my employment if the Invention was conceived or first actually reduced to practice during the term of such employment, and I agree that any disclosures of an Invention or any patent application made within one year after termination of my employment shall be presumed to relate to an Invention which was made during the term of my employment unless I provide the Company satisfactory and compelling evidence to the contrary prior to making such disclosure or filing such patent application.

IV. Conflicting Employment. Except with respect to my concurrent employment with UCLA that I have disclosed, I agree that during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

V. Returning Company Information. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, records or deliver to anyone else) any and all Confidential Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

VI. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

VII. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

VIII. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

IX. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

X. Arbitration and Equitable Relief.

A. Arbitration. Except as provided in Section IX.B. below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be resolved exclusively by binding arbitration to be held in Los Angeles County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

B. Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections I, II, and IV herein. Accordingly, I agree that if I breach any of such Sections, the Company will be entitled to, in addition to any other right or remedy available, an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

XI.	General Provisions.

A. Governing Laws; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable by law, then such provision or provisions will be enforced to the maximum extent permitted and the remaining provisions will be unaffected and will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

E. Employment at Will. Notwithstanding any provision of this Agreement or any implication thereof I acknowledge and agree that I am an employee at will and may be terminated by Company at any time with or without cause or with or without notice. I acknowledge that this at-will employment status cannot be amended by any oral representation, and that my at-will employment status may only be altered by a written agreement signed by me and the President of the Company.

F. Attorneys’ Fees. In the event of any litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered. Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all the expenses and attorneys’ fees incurred by the other party in connection with such default, whether or not any litigation is commenced.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below:

Date: 3/27/2012

/s/ Chris DeGiorgio
Christopher DeGiorgio, M.D.

/s/ Claire Bunnell
Witness

NEUROSIGMA, INC.

/s/ Leon Ekchian
By:	Dr. Leon Ekchian
Its:	President & CEO

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

All TNS patents jointly owned by UCLA & licensed to NeuroSigma.

     No inventions or improvements.

     Additional Sheets Attached

Signature of Employee:	/s/ Chris DeGiorgio

Print Name of Employee:	Christopher DeGiorgio, M.D.

Date: 3-27-12

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

§ 2870. Employment agreements; assignment of rights

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

NEUROSIGMA, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to NeuroSigma, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date: 3-27-12

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D

NEUROSIGMA, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of NeuroSigma, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be obtained.

1. Revealing confidential information to outsiders. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employee Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments that may be deemed to constitutes undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, whether such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or noncurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreements with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other persons or entity.

13. Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, independent contractor and agent must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

The undersigned has read the foregoing Conflict of Interest Guidelines and both understands and agrees to comply with such Conflict of Interest Guidelines.

Date: 3-27-12

/s/ Chris DeGiorgio
Signature

Christopher DeGiorgio, M.D.
Typed or Printed Name